News Release For Further Information: Jessica Gulis, 248.559.0840 ir@cnfrh.com Conifer Holdings Announces $5 Million Private Placement Offering Birmingham, MI, June 27, 2019 ‐ Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced the closing of a Private Placement Offering (the “Offering”) of 1,176,471 shares of common stock at a price of $4.25 per share. The Company realized gross proceeds of $5.0 million pursuant to the Offering, which it intends to use for growth capital in the Company’s specialty core commercial business segments. The participants in the Offering include Clarkston Ventures LLC, which is currently represented on Conifer’s Board of Directors, along with individual independent Board members R. Jamison Williams, Jr. and John W. Melstrom. Honigman LLP acted as legal counsel to the Company. Mr. Jim Petcoff, Chairman and CEO, stated, “We are very pleased to have completed a successful offering that provides capital to further the growth of our core lines of business, while also reflecting the confidence that our Board of Directors has in Conifer and our future potential.” About the Company Conifer Holdings, Inc. is a Michigan-based insurance holding company. Through its subsidiaries, Conifer offers customized insurance coverage solutions in both specialty commercial and specialty personal product lines marketing mainly through independent agents in all 50 states. The Company is traded on the Nasdaq Global Market (Nasdaq: CNFR). Additional information is available on the Company’s website at www.CNFRH.com. Forward‐Looking Statement This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward- looking statements are qualified by important factors, risks and uncertainties, many of which are

Conifer Holdings, Inc. Page 2 June 27, 2019 beyond our control, that could cause our actual results to differ materially from those in the forward- looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 13, 2019 and subsequent reports filed with or furnished to the SEC. Any forward- looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.